Exhibit 99.1

NEWS RELEASE

MATADOR RESOURCES COMPANY PROVIDES OPERATIONAL UPDATE

DALLAS, Texas, January 8, 2014 - Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”), an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources, with an emphasis on oil and natural gas shale and other unconventional plays and with a current focus on its Eagle Ford operations in South Texas and its Permian Basin operations in Southeast New Mexico and West Texas, today provided an update on various aspects of its business.

Production and Operations

Matador is pleased to announce that its 2013 total oil production was approximately 2.1 million barrels and its 2013 total natural gas production was approximately 12.9 billion cubic feet. Both production totals were at the high end of the Company’s 2013 production guidance, as increased on November 6, 2013, of 2.0 to 2.1 million barrels for oil and 12.0 to 13.0 billion cubic feet for natural gas. Matador achieved the high end of its production guidance despite having 15 to 20% of its production capacity shut in at various times during the fourth quarter of 2013 as the Company continued its operational practices of pad and batch drilling in the Eagle Ford shale and shutting in producing wells while it conducts hydraulic fracturing operations on offsetting wells. Matador’s total oil production increased approximately 75% year-over-year, as compared to the approximately 1.2 million barrels of oil produced in 2012.

Matador achieved the high end of its production guidance as a result of better-than-anticipated initial performance from several of its recently completed wells, including the Ranger 33 State Com #1H well in Lea County, New Mexico, the Lewton #5H well in DeWitt County, Texas and the Danysh #3H and #7H wells in Karnes County, Texas. Of note, the Danysh #3H and #7H wells were drilled on 40-acre spacing and completed with a later generation fracture treatment using more fluid and more proppant and are initially outperforming older wells drilled on the same lease at 80-acre spacing but completed using an earlier generation fracture treatment. The Company also completed and placed on production four new Martin Ranch wells in La Salle County, Texas at the first of December, about two weeks earlier than originally planned due to time savings achieved on Matador’s first four-well, batch drilled pad using a recently contracted rig equipped with a “walking” package. The Company estimates that it also achieved savings of approximately $325,000 per well as a result of these batch drilling operations, as compared to recently drilled wells at Martin Ranch.

Matador continues to be pleased with the early performance of its first horizontal well in Lea County, New Mexico, the Ranger 33 State Com #1H. This well is a 4,300-ft horizontal lateral drilled in the Second Bone Spring sand and completed with 18 frac stages, including 165,000 Bbl of fluid and 7.5 million pounds of sand. The well was placed on production at the end of October 2013 and has continued to clean up and improve since that time. During the month of December 2013, the well produced a total of approximately 15,000 barrels of oil despite being shut in for several days while tubing and gas lift valves were installed. The well’s daily oil production continued to increase throughout December and since the initiation of early gas lift in late December (similar to how the Company is producing its Eagle Ford shale wells in South Texas), the well has averaged 647 Bbl/d of oil and 412 Mcf/d of natural gas (715 BOE/d with 90% oil). Both the December oil production and the recent well performance exceeded the Company’s projections for these time periods. In addition, Matador has just completed its Dorothy White #1H well in Loving County, Texas with 20 frac stages including approximately 200,000 Bbl of fluid and 9.8 million pounds of sand. The Company expects to begin flowing back and testing this well in the next few days.

At January 8, 2014, Matador is operating three contracted drilling rigs - two drilling in South Texas in DeWitt and La Salle Counties and one drilling in Eddy County, New Mexico.

Acreage Acquisitions

Matador began 2013 with approximately 15,900 gross (7,600 net) acres in the Permian Basin in Southeast New Mexico and West Texas. During 2013, the Company acquired an additional approximately 55,400 gross (38,900 net) acres in this area, primarily in Lea and Eddy Counties, New Mexico. Including these acreage acquisitions, at December 31, 2013, Matador’s total Permian Basin acreage position in Southeast New Mexico and West Texas was approximately 70,800 gross (44,800 net) acres. Since the Company’s Analyst Day presentation on December 12, 2013 through December 31, 2013, Matador added approximately 5,600 gross (4,000 net) acres to its Permian position, primarily in its Indian Draw/Rustler Breaks and Ranger/Querecho Plains prospect areas.

Matador has also continued to acquire attractive Eagle Ford shale acreage in South Texas and Haynesville shale acreage in Northwest Louisiana. Between January 1 and December 31, 2013, Matador acquired approximately 1,720 gross (1,660 net) acres in South Texas and approximately 1,190 gross (1,190 net) acres in Northwest Louisiana. Matador expects to continue adding to its leasehold position in each of its operating areas throughout 2014.

Liquidity Update

At December 31, 2013, the borrowing base under Matador’s revolving credit facility (the “Credit Agreement”) was $350.0 million, based on the lenders’ review of the Company’s proved oil and natural gas reserves at June 30, 2013. At December 31, 2013, Matador had cash totaling approximately $6.3 million, $200.0 million of outstanding long-term borrowings and approximately $0.3 million in outstanding letters of credit. Matador expects to fund its 2014 capital expenditure requirements in excess of amounts available from the Company’s operating cash flows with future borrowings under its Credit Agreement, including additional availability from anticipated increases to the borrowing base during 2014.

Hedging Positions

From time to time, Matador uses derivative financial instruments to mitigate its exposure to commodity price risk associated with oil, natural gas and natural gas liquids and to protect its cash flow and borrowing capacity.

At December 31, 2013, Matador had the following hedges in place, in the form of costless collars and swaps, for 2014, representing approximately 80% of both its anticipated 2014 oil and natural gas production.

•	2.4 million barrels of oil hedged at a weighted average floor and ceiling of $88/Bbl and $99/Bbl, respectively

•	11.7 Bcf of natural gas hedged at a weighted average floor and ceiling of $3.44/MMBtu and $4.96/MMBtu, respectively

•	7.6 million gallons of natural gas liquids hedged at a weighted average price of $1.25/gal

2013 and 2014 Guidance

There are no changes to the Company’s guidance for 2013, which was updated on November 6, 2013. In addition, Matador affirms the 2014 guidance provided at its Analyst Day presentation on December 12, 2013, including the following.

•	Estimated total oil production from 2.8 to 3.1 million barrels

•	Estimated total natural gas production from 13.5 to 15.0 billion cubic feet

•	Estimated total oil and natural gas revenues from $325 to $355 million

•	Estimated Adjusted EBITDA from $235 to $265 million

•	Estimated capital expenditures of $440 million

Matador currently plans to operate three contracted drilling rigs throughout 2014 - two in the Eagle Ford shale in South Texas and one in the Permian Basin in Southeast New Mexico and West Texas. Of the estimated $440 million in capital expenditures planned for 2014, 97% is expected to be directed towards oil and liquids-rich opportunities. The Company estimates that approximately $318 million or 72% of its estimated 2014 capital expenditures will be directed to the Eagle Ford shale in South Texas, $109 million or approximately 25% will be allocated to its Permian program and the remaining $13 million or approximately 3% will be directed to participation in non-operated Haynesville shale wells in Northwest Louisiana. Development of its Eagle Ford assets is expected to be the primary driver of Matador’s growth in 2014, and the Company anticipates drilling and/or completing 49 gross (46.0 net) Eagle Ford wells and one gross (one net) Buda test, with 43 gross (40.0 net) of these wells turned to sales in 2014. Matador’s 2014 Permian drilling program is designed to further evaluate its acreage position and define an expanded development plan for 2015 and beyond. The Company anticipates drilling 12 gross (9.8 net) wells in 2014 with 10 gross (8.3 net) wells turned to sales.

Adjusted EBITDA

This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense, and net gain or loss on asset sales and inventory impairment. Adjusted EBITDA is not a measure of net (loss) income or cash flows as determined by GAAP.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. Since the reference to Adjusted EBITDA in this press release is forward-looking or prospective in nature, and not based on historical fact, no reconciliation is provided. The Company could not provide such reconciliation without undue hardship because the Adjusted EBITDA numbers included in this press release are estimations, approximations and ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items.

About Matador Resources Company
Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Eagle Ford shale play in South Texas and the Wolfcamp and Bone Spring plays in the Permian Basin in Southeast New Mexico and West Texas. Matador also operates in the Haynesville shale and Cotton Valley plays in Northwest Louisiana and East Texas. In addition, Matador has a large exploratory leasehold position in Southwest Wyoming and adjacent areas of Utah and Idaho where it is testing the Meade Peak shale.

For more information, visit Matador Resources Company at www.matadorresources.com.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; its ability to make acquisitions on economically acceptable terms; availability of sufficient capital to execute its business plan, including from future cash flows, increases in its borrowing base and otherwise; weather and environmental conditions; and other important factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador's SEC filings, including the “Risk Factors” section of Matador's most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Investor Relations
(972) 371-5225
mschmitz@matadorresources.com